Exhibit 1. Form of Asset Purchase Agreement

                            ASSET PURCHASE AGREEMENT

        AGREEMENT dated as of January 14, 2002 among Netro Corporation, a Delaware corporation ("BUYER"), AAS, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("ACQUISITION SUBSIDIARY"), and AT&T Wireless Services, Inc., a Delaware corporation ("SELLER"),


                              W I T N E S S E T H :

        WHEREAS, Seller is engaged in a business referred to as Project Angel, relating to the development, manufacture and assembly of certain fixed wireless equipment including the Products (as defined below) (the "BUSINESS");

        WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller relating to the Business, subject to the assumption of certain liabilities, upon the terms and subject to the conditions set forth herein;

        WHEREAS, Buyer has formed Acquisition Subsidiary for the purpose of acquiring such assets and assuming such liabilities, upon the terms and subject to the conditions set forth herein;

        WHEREAS, Buyer desires to license from Seller, and Seller desires to license to Buyer, intellectual property related to the Products on the terms and conditions set forth in the Intellectual Property Agreement (as defined below);

        WHEREAS, Buyer and Seller desire to enter into a strategic alliance on the terms and conditions set forth in the Strategic Alliance Agreement (as defined below).

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        SECTION 1.01 . Definitions.

        (a) The following terms, as used herein, have the following meanings:

        "ACQUISITION" means the acquisition of the Purchased Assets and the Intangible Assets and the assumption of the Assumed Contract by Acquisition Subsidiary and the license of certain intellectual property related to the Products pursuant to the Intellectual Property Agreement.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

        "ANCILLARY AGREEMENTS" means, the Lease Assignment and Assumption Agreement, the Intellectual Property Agreement and the Assignment and Assumption Agreement thereunder, the Strategic Alliance Agreement, the Registration Rights Agreement and the Interim Services Agreement.

        "BUYER BALANCE SHEET" means the consolidated balance sheet of Buyer as of September 30, 2001 and the footnotes therein set forth in the Buyer's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2001.

        "BUYER BALANCE SHEET DATE" means September 30, 2001.

        "BUYER DISCLOSURE SCHEDULES" means the schedules prepared and delivered by Buyer and dated as of the date hereof which set forth the exceptions to Buyer's and Acquisition Subsidiary's representations and warranties contained herein and certain other information called for by this Agreement.

        "BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on (x) the business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (y) the ability of Buyer or Acquisition Subsidiary to perform its obligations under this Agreement and the Ancillary Agreements, except, in each case, any such effect resulting from or arising in connection with (i) this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby or the announcement or pendency thereof, (ii) changes or conditions affecting Buyer's industry generally or (iii) changes in economic, regulatory or political conditions generally; provided that any change in the market price of the Buyer Common Stock shall not be taken into account in determining whether a Buyer Material Adverse Effect has occurred.

        "BUYER'S KNOWLEDGE" means the actual knowledge of Gideon Ben-Efraim, President and Chief Executive Officer, and Sanjay Khare, Chief Financial Officer.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

        "CLOSING DATE" means the date of the Closing.


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

        "EMPLOYMENT AGREEMENT" means an employment agreement between Buyer and a person identified on Exhibit D as a "key employee," offering employment with Buyer to such person subject to consummation of the Closing.

        "ENVIRONMENTAL LAW" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement of any governmental authority or other third party relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "ENVIRONMENTAL LIABILITIES" means any and all liabilities arising in connection with or in any way relating to the ownership or operation (by Seller or any predecessor of Seller with respect to the Business) of the Business (as currently or previously conducted by Seller or any predecessor of Seller with respect to the Business) or the Purchased Assets or relating to any activities or operations by Seller (or any predecessor of Seller with respect to the Business) occurring or conducted at the Real Property or at any site formerly owned or operated in connection with the Business (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including, without limitation, any matter disclosed or required to be disclosed in Seller Disclosure Schedule 3.16).

        "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the PRC Assets.

        "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, as so regulated under any Environmental Law.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INTELLECTUAL PROPERTY AGREEMENT" means the Intellectual Property Agreement between Seller and Buyer in the form attached hereto as Exhibit F.

        "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

        "INTERIM SERVICES AGREEMENT" means the Interim Services Agreement between Seller and Acquisition Subsidiary in the form attached hereto as Exhibit I.

        "LANDLORD" means L&A Kessler Family Partners, L.P., a California limited partnership, Marilyn Dreyfuss, Phillip Francis and J. Richard Lombardi, as successor Trustees of the Edward S. Ageno 1992 Revocable Trust, and Kay Enterprises, a California general partnership, successor in interest to Opus/Puget Western I., L.L.C. under the Lease.

        "LANDLORD CONSENT" means the consent of Landlord substantially in the form attached hereto as Exhibit J.

        "LANDLORD ESTOPPEL CERTIFICATE" means the Landlord Estoppel Certificate substantially in the form attached hereto as Exhibit K.

        "LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement between Seller and Acquisition Subsidiary substantially in the form attached hereto as Exhibit E.

        "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "OFFER LETTERS" shall mean letters from Buyer offering employment, subject to consummation of the Closing, to persons listed on Exhibit D.

        "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "PRC ASSETS" means the Purchased Assets, the Intangible Assets and the Assumed Contract.

        "PRODUCTS" means the products set forth on Exhibit C.

        "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between Seller and Buyer in the form attached hereto as Exhibit G.

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SELLER DISCLOSURE SCHEDULES" means the schedules prepared and delivered by Seller and dated as of the date hereof which set forth the exceptions to Seller's representations and warranties contained herein and certain other information called for by this Agreement.

        "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on or impairment of (x) the ability of Seller, or the ability of Buyer and its Subsidiaries after the Closing Date, to manufacture, sell or support the Products, or (y) Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements except, in each case, any such effect resulting from or arising in connection with (i) this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby or the announcement thereof, (ii) changes or conditions affecting Seller's industry generally or (iii) changes in economic, regulatory or political conditions generally.


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

        "SELLER'S KNOWLEDGE" means the actual knowledge of Michael Keith, President, AT&T Fixed Wireless Services, and Glenn Blumstein, Vice President and Chief Counsel -- Intellectual Property.

        "STRATEGIC ALLIANCE AGREEMENT" means the Strategic Alliance Agreement between Seller and Buyer in the form attached hereto as Exhibit H.

        "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

                TERM                                             SECTION
                Allocation Statement                               2.05

                Apportioned Obligations                            8.03

                Assumed Contract                                   2.03

                Buyer Common Stock                                 2.05

                Buyer Preferred Stock                              4.05

                Buyer SEC Documents                                4.06

                Buyer Warranty Breach                             11.02

                Claim                                             11.03

                Closing                                            2.06

                Code                                               8.01

                Damages                                           11.02

                Employee Plans                                     9.01

                Exchange Act                                       3.03

                Excluded Assets                                    2.02

                Excluded Liabilities                               2.04

                Indemnified Party                                 11.03

                Indemnifying Party                                11.03

                Intangible Assets                                  2.05

                Lease                                              3.09

                Multiemployer Plan                                 9.01

                Mutual NDA                                         6.01

                Other Consents                                     3.05

                Permits                                            3.13

                Permitted Liens                                    3.09

                Post-Closing Tax Period                            8.03

                Pre-Closing Tax Period                             8.01

                Purchased Assets                                   2.01

                Purchase Price                                     2.05

                Real Property                                      3.09

                Required Consents                                  3.05

                Right                                              4.05

                Rights Agreement                                   4.05

                Seller Warranty Breach                            11.02

                Series A Preferred Stock                           4.05

                Stock Consideration                                2.05

                Tax                                                8.01

                Taxing Authority                                   8.01

                Third Party Claim                                 11.03

                Transaction Agreements                            13.09

                Transfer Taxes                                     8.03

                Transferred Employees                              9.02

                                                                   7.04

                WARN Act

                                    ARTICLE 2
                                PURCHASE AND SALE

        SECTION 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Acquisition Subsidiary at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the assets set forth on Exhibit A (collectively, the "PURCHASED ASSETS") as the same shall exist on the Closing Date.

        SECTION 2.02. Excluded Assets. Each of Buyer and Acquisition Subsidiary expressly understands and agrees that all assets and properties of Seller not set forth on Exhibit A shall be excluded (the "EXCLUDED ASSETS") from the Purchased Assets.

        SECTION 2.03. Assumed Contract. Upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary agrees, effective at the time of the Closing, to assume only the liabilities set forth on Exhibit B (the "ASSUMED CONTRACT").

        SECTION 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Acquisition Subsidiary is assuming only the Assumed Contract and the Third Party Software Agreements (as defined in the Intellectual Property Agreement), and is not assuming any other liability or obligation of Seller (or any predecessor of Seller with respect to the Business) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

               (a) any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section
        8.03 hereof;

               (b) any liability or obligation relating to employees, former employees, employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liability or obligation under any of employee benefit agreements, plans or other arrangements listed on Seller Disclosure Schedules 9.01(a) or (c);

               (c) any Environmental Liability;

               (d) all obligations and liabilities arising from any action, suit, investigation, or proceeding relating to the Purchased Assets or the Intangible Assets that are pending on the Closing Date against Seller or any Purchased Asset before any court or arbitrator or any governmental body, agency or official;

               (e) all liabilities and obligations relating to any products manufactured or sold by Seller on or prior to the Closing Date (excluding any products or assets included in the Purchased Assets), including, without limitation warranty obligations and product liabilities; and

               (f) any liability or obligation relating to an Excluded Asset.

        Nothing in this Section 2.04 shall be deemed to supersede or in any way invalidate Buyer's indemnification obligations under Section 11.02(b)(ii) of this Agreement or under Sections 4.4, 6.1 and 6.2 of the Intellectual Property Agreement.

        SECTION 2.05. Purchase Price; Allocation Of Purchase Price. (a) The purchase price for the Purchased Assets and the rights, benefits, liabilities and obligations under the Assumed Contract and under the Intellectual Property Agreement (the "INTANGIBLE ASSETS") (the "PURCHASE PRICE") is $16,008,570 in cash and 8,200,000 shares (the "STOCK CONSIDERATION") of common stock (as adjusted for stock splits, consolidations and the like), par value $.001 per share, of Buyer ("BUYER COMMON STOCK") for all Purchased Assets and the Intangible Assets. The Purchase Price shall be paid as provided in Section 2.06.

        (b) As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the "ALLOCATION STATEMENT") allocating the Purchase Price (plus liabilities under the Assumed Contract, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets and Intangible Assets in accordance with Section 1060 of the Code; provided that Buyer and Seller shall cooperate in the preparation of the Allocation Statement, Seller shall have the right to approve the Allocation Statement (which approval shall not be withheld unreasonably) and Buyer shall use commercially reasonable efforts to prepare the Allocation Statement in order to minimize Transfer Taxes.

        (c) Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement for all tax and accounting purposes.

        (d) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

        SECTION 2.06. Closing. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Contract hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, on February 4, 2002, or, if all the conditions in Article 10 shall not have been satisfied or waived by such date, as soon as possible thereafter after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article 10 that by their terms are not to occur at the Closing, or at such other time or place as Buyer and Seller may agree. At the Closing, amongst other things called for by this Agreement and the Ancillary Agreements:

               (a) Acquisition Subsidiary shall deliver, or cause to be delivered, to Seller $16,008,570 in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

               (b) Acquisition Subsidiary shall deliver, or cause to be delivered, to Seller duly authorized and executed stock certificates representing the Stock Consideration.

               (c) Seller and Acquisition Subsidiary shall enter into the Lease Assignment and Assumption Agreement, and Seller shall deliver to Acquisition Subsidiary such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Acquisition Subsidiary all right, title and interest in, to and under the Purchased Assets and the Assumed Contract.

               (d) Seller and Buyer shall enter into the Intellectual Property Agreement.

               (e) Seller and Buyer shall enter into the Strategic Alliance Agreement.

               (f) Seller and Buyer shall enter into the Registration Rights Agreement.

               (g) Seller and Acquisition Subsidiary shall enter into the Interim Services Agreement.

               (h) Seller shall deliver to Acquisition Subsidiary all Required Consents in each case in form and substance reasonably satisfactory to Acquisition Subsidiary.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as disclosed in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

        SECTION 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on the Business as now conducted.

        SECTION 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when duly executed and delivered each Ancillary Agreement will constitute, a valid and binding agreement of Seller.

        SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with and filings under Section 13(d) and
Section 16 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), (ii) those that may be required solely by reason of Buyer's or Acquisition Subsidiary's (as opposed to any other third party's) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements or the Permits that are required in connection with its use or operation of the PRC Assets after the Closing Date and (iii) any other actions or filings by Seller the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        SECTION 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not
(i) violate the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Assumed Contract or any other agreement or instrument by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien, except for Permitted Liens, on any Purchased Asset, except, in the case of clauses (ii) and (iii), for such violations, failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        SECTION 3.05. Required and Other Consents. (a) Seller Disclosure
Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Seller or any Permit (including, without limitation, any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, except such consents or actions as would not, individually or in the aggregate, if not received or taken by the Closing Date have a material adverse effect on or impairment of (x) the ability of Seller to manufacture, sell or support the Products, or (y) Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements except, in each case, any such effect resulting from or arising in connection with (i) this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby or the announcement thereof, (ii) changes or conditions affecting Seller's industry generally or (iii) changes in economic, regulatory or political conditions generally (the "REQUIRED CONSENTS").

        (b) Seller Disclosure Schedule 3.05(b) sets forth each other consent or action by any Person (the "OTHER CONSENTS") under such agreements, contracts or other instruments or such Permits that are necessary with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements.

        SECTION 3.06. Buyer Common Stock Ownership. Except as set forth on Seller Disclosure Schedule 3.06, none of Seller or any of its Affiliates is the beneficial owner of any shares of Buyer Common Stock.

        SECTION 3.07. Assumed Contract. The Assumed Contract is a valid and binding agreement of Seller and to Seller's Knowledge is in full force and effect, and to Seller's Knowledge neither Seller nor any other party thereto is in material default or breach under the terms of such Assumed Contract, and, to Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. As of the date of this Agreement, to Seller's Knowledge, Seller has not received notice that any party to the Assumed Contract intends to terminate the Assumed Contract. True and complete copies of such Assumed Contract have been delivered to Buyer.

        SECTION 3.08. Compliance with Laws and Court Orders. Seller is not in violation of, and, to Seller's Knowledge, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        SECTION 3.09. Properties. (a) Seller Disclosure Schedule 3.09(a) correctly describes all real property leased by Seller under the Net Lease Agreement dated October 31, 1995 by and among Landlord's predecessor in interest, Opus/Puget Western I, L.L.C., Seller and Seller's predecessor in interest, McCaw Property Investments, Inc., as amended by Amendment 1 to Net Lease Agreement dated January 3, 1996 and Amendment 2 to Net Lease Agreement dated September 18, 1996 (as amended, the "LEASE"), the rights and obligations under which Lease are being assigned to and assumed by Acquisition Subsidiary (the "REAL Property"), any title insurance policies and surveys with respect thereto in the possession of Seller, and any Liens thereon granted by or, to Seller's Knowledge, imposed by operation of law through Seller, specifying the name of the lessor or sublessor, the lease term and basic annual rent.

        (b) Seller has good and marketable title to all Purchased Assets and has a valid leasehold interest in the Real Property. No Purchased Asset is subject to any Lien, except Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present use of such Purchased Asset, including Liens for current Taxes not yet due and payable (the "PERMITTED LIENS").

        (c) To Seller's Knowledge, (i) the plants, buildings and structures included in the Real Property have no material defects, (ii) are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), (iii) are adequate and suitable for their present uses and (iv) are structurally sound.

        (d) To Seller's Knowledge, the plants, buildings and structures included in the Real Property currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it has heretofore been conducted.

        (e) To Seller's Knowledge, the use, occupancy and operation of the Real Property as currently used, occupied and operated, does not constitute a nonconforming use under applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

        SECTION 3.10. Sufficiency of and Title to the Purchased Assets. Upon consummation of the transactions contemplated hereby, Acquisition Subsidiary will have acquired good and marketable title in and to each of the Purchased Assets and a valid leasehold interest in the Real Property, free and clear of all Liens granted by, or to Seller's Knowledge imposed by operation of law through, Seller, except for Permitted Liens.

        SECTION 3.11. Omitted Intentionally. [reserved].

        SECTION 3.12. Intellectual Property Litigation. To the actual knowledge, without investigation, of Seller's Vice President and Chief Counsel - Intellectual Property, there is no suit or proceeding pending against, or currently threatened in writing against, Seller and affecting the Products or the PRC Assets which alleges that the Products or PRC Assets infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party.

        SECTION 3.13. Licenses and Permits. To Seller's Knowledge, Seller Disclosure Schedule 3.13 correctly describes each material governmental license, franchise, permit, certificate, approval or other similar authorization obtained by Seller that affects, or relates in any way to, the Products or the PRC Assets (the "PERMITS") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Seller Disclosure Schedule 3.13, to Seller's Knowledge, (i) the Permits are valid and in full force and effect and (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits. Seller makes no representation or warranty that the Permits are sufficient for the use, operation, sale, lease or license by Buyer or Acquisition Subsidiary of the PRC Assets after Closing.

        SECTION 3.14. Inventories. The inventories included in the Purchased Assets are owned free and clear of all Liens granted by, or to Seller's Knowledge imposed by operation of law through, Seller, except Permitted Liens.


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        SECTION 3.15. Finders' Fees. Except for Merrill Lynch, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

        SECTION 3.16. Environmental Compliance. (a) Except as disclosed on Seller Disclosure Schedule 3.16, to Seller's Knowledge:

               (i) in connection with or relating to the Purchased Assets, PRC Assets or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received by Seller, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Seller's Knowledge, threatened against Seller by any governmental entity or other Person with respect to any matters relating to the PRC Assets and relating to or arising out of any Environmental Law;

               (ii) there are no Environmental Liabilities arising in connection with or in any way relating to the Purchased Assets, PRC Assets or Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

               (iii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Purchased Asset;

               (iv) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property;

               (v) no Real Property, nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or Real Property have been transported, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to Seller's Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; and


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

               (vi) in connection with the Purchased Assets, PRC Assets and Real Property, Seller is in compliance with all Environmental Laws and has and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

        (b) To Seller's Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any Purchased Asset or Real Property which has not been delivered to Buyer prior to the date hereof.

        (c) None of the Purchased Assets is located in New Jersey or Connecticut.

        SECTION 3.17. Purchase for Investment. Seller is an "ACCREDITED INVESTOR" as defined in Rule 501 under the Securities Act. Seller is acquiring the Stock Consideration for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and is capable of bearing the economic risks of such investment. Seller has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the offering and sale of the Stock Consideration pursuant to this Agreement, has had all such questions answered to its satisfaction and has been supplied all additional information Seller deemed necessary to verify the accuracy of the information furnished to Seller. Seller acknowledges that the Stock Consideration delivered at the Closing will not be registered under the Securities Act and will bear a legend indicating the same.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Except as disclosed in the Buyer Disclosure Schedules, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

        SECTION 4.01. Corporate Existence And Power. Each of Buyer and Acquisition Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Buyer Material Adverse


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Effect. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has heretofore delivered to Seller true and complete copies of the certificate of incorporation and bylaws of Buyer as currently in effect. Acquisition Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or the Ancillary Agreements.

        SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Acquisition Subsidiary of this Agreement and the Ancillary Agreements and the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and Acquisition Subsidiary and have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Subsidiary. This Agreement constitutes, and when duly executed and delivered each Ancillary Agreement to which it is a party will constitute, a valid and binding agreement of each of Buyer and Acquisition Subsidiary.

        SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Acquisition Subsidiary of this Agreement and the Ancillary Agreements and the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other securities laws, whether state or foreign, (ii) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer and Acquisition Subsidiary of this Agreement and the Ancillary Agreements and the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer or Acquisition Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon


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

Buyer or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such contraventions, conflicts, violations, failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens that would not be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        SECTION 4.05. Capitalization. (a) The authorized capital stock of Buyer consists of 105,000,000 shares consisting of 100,000,000 shares of Buyer Common Stock and 5,000,000 shares of Preferred Stock, par value $.001 per share ("BUYER PREFERRED STOCK"), of which 800,000 shares are designated Series A Participating Preferred Stock ("SERIES A PREFERRED STOCK"). As of December 31, 2001, there were outstanding 52,534,698 shares of Buyer Common Stock, no shares of Buyer Preferred Stock and employee stock options to purchase an aggregate of 8,181,300 shares of Buyer Common Stock (of which options to purchase an aggregate of 5,701,721 shares of Buyer Common Stock were exercisable).

        (b) Buyer has made available to Seller a complete and correct copy of the Rights Agreement dated as of July 23, 2001, between Buyer and American Stock Transfer and Trust Company, as Trustee (the "RIGHTS AGREEMENT"), pursuant to which one right to purchase one one-hundredth of a share of Series A Preferred Stock (each, a "RIGHT") was issued in respect of each share of Buyer Common Stock outstanding on August 16, 2001, and one Right will be issued in respect of each share of Buyer Common Stock issued after that date.

        (c) All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.

        (d) Except as set forth in this Section 4.05 and for issuances of Buyer Common Stock and Rights since December 31, 2001, resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, to Buyer's Knowledge there are no outstanding (i) shares of capital stock or voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or
(iii) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. To Buyer's Knowledge there are no outstanding obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.


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

        (e) The shares of Buyer Common Stock to be issued as part of the Purchase Price have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right..

        SECTION 4.06. SEC Filings. (a) Buyer has delivered or made available to Seller (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1999 and 2000, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Buyer's stockholders held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.06(a), collectively, the "BUYER SEC DOCUMENTS").

        (b) As of its filing date, except as set forth on Buyer Disclosure
Schedule 4.06(b) each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be.

        (c) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 4.07. Financial Statements. To Buyer's Knowledge, the audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        SECTION 4.08. Absence Of Certain Changes. To Buyer's Knowledge, since the Buyer Balance Sheet Date, the business of Buyer and its Subsidiaries


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

has been conducted in the ordinary course consistent with past practice and, except as disclosed on Buyer Disclosure Schedule 4.08 to Buyer's Knowledge:

        (a) there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

        (b) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer, or any repurchase, redemption or other acquisition by Buyer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer or any of its Subsidiaries;

        (c) there has not been any material change in any method of accounting, method of tax accounting, or accounting practice by Buyer or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X under the Exchange Act; and

        (d) except as set forth on Buyer Disclosure Schedule 4.08(d) and other than in connection with the transactions contemplated in this Agreement and in the Ancillary Agreements and the replacement or assignment of third party contracts that Seller was a party to in connection with or relating to the Business, Buyer has not entered into any material agreement within the meaning of Item 601 of Regulation S-K under the Exchange Act.

        SECTION 4.09. No Undisclosed Material Liabilities. To Buyer's Knowledge, there are no liabilities or obligations of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities or obligations disclosed and provided for in the Buyer Balance Sheet or in the notes thereto or in the Buyer SEC Documents filed prior to the date hereof;

        (b) liabilities not required under generally accepted accounting principles to be shown on the Buyer Balance Sheet; and

        (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Buyer Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        SECTION 4.10. Compliance With Laws And Court Orders. Buyer and each of its Subsidiaries is and, since December 31, 1999, has been in compliance with, and to the knowledge of Buyer is not under investigation with respect to and has


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

not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        SECTION 4.11. Litigation. Except as set forth in the Buyer SEC
Documents prior to the date hereof or as set forth on Buyer Disclosure Schedule 4.11, to Buyer's Knowledge, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or threatened against or affecting, Buyer, any of its Subsidiaries, any present or former officer, director or employee of Buyer or any of its Subsidiaries or any other Person for whom Buyer or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Acquisition or any of the other transactions contemplated hereby or by the Ancillary Agreements, or that would require disclosure pursuant to Item 103 of Regulation S-K under the Exchange Act.

        SECTION 4.12. Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

        SECTION 4.13. Offering of Securities. None of Buyer, Acquisition Subsidiary or any Person acting on their behalf has taken or will take any action which might subject the offering, issuance or sale of the Stock Consideration to Seller to the registration requirements of Section 5 of the Securities Act.

        SECTION 4.14. HSR Act. Pursuant to the rules and regulations promulgated pursuant to the HSR Act, including but not limited to 16 C.F.R. 801.10(c)(3), Buyer has in good faith determined that the fair market value of the Purchased Assets and the Intangible Assets is $50 million or less and thus, no filing is required under the HSR Act.




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

                                    ARTICLE 5
                               COVENANTS OF SELLER

        Seller agrees that:

        SECTION 5.01. Conduct Of The Business. From the date hereof until the Closing Date, Seller will not:

        (a) sell, lease, license or otherwise dispose of any Purchased Assets or the Assumed Contract, or agree or commit to do any of the foregoing; or

        (b) (i) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder or in any Ancillary Agreement inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

        SECTION 5.02. Access To Information; Confidentiality. (a) No investigation by Buyer or Acquisition Subsidiary or other information received by Buyer or Acquisition Subsidiary shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

        (b) After the Closing, Seller and its Affiliates will hold, and will use reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the PRC Assets, except to the extent that such information can be shown to have been
(i) in the public domain through no fault of Seller or its Affiliates or (ii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the PRC Assets, provided, however, that notwithstanding anything to the contrary in this Section 5.02(b), as more particularly set forth in Section 4.4 of the Intellectual Property Agreement, Seller shall have no any obligation to take any action for the preservation or protection of any AWS Rights (as defined in the Intellectual Property Agreement). The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

        (c) On and after the Closing Date, Seller will afford promptly to Buyer, Acquisition Subsidiary and their agents reasonable access to the books of account, financial and other records relating to the Business (including, without limitation, accountant's work papers), employees and auditors to the extent necessary for Buyer or Acquisition Subsidiary in connection with any audit, investigation,


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dispute or litigation (other than a dispute between Buyer or its Affiliates with
Seller or its Affiliates); provided that any such access shall not unreasonably interfere with the conduct of the business of Seller and Seller may limit such access to the extent Seller, in its reasonable discretion, deems necessary to protect or avoid harm to the AWS Trade Secrets or the AWS Patent Rights (as each of those terms is defined in the Intellectual Property Agreement). Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. Buyer, Acquisition Subsidiary and their Affiliates will hold, and will use all reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the information and documents and records disclosed pursuant to this Section
5.01(c), except to the extent that such information can be shown to have been
(i) in the public domain through no fault of Buyer or its Affiliates or (ii) later lawfully acquired by Buyer from sources other than those related to the access provided by Seller to Buyer, Acquisition Subsidiary and their Affiliates, employees and agents under this Section 5.01(c). Nothing in this Agreement shall limit, in the event of a dispute between Buyer or its Affiliates with Seller or its Affiliates, a party's right to obtain discovery from the other party to the full extent permitted under applicable law.

        SECTION 5.03. Notices Of Certain Events. Seller shall promptly notify Buyer of:

        (a) any notice or other communication from any Person to Seller alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

        (b) any notice or other communication from any governmental or regulatory agency or authority to Seller in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to Seller's Knowledge threatened, against, Seller that relate to, involve or otherwise affect the sale of the PRC Assets pursuant to this Agreement or that would have been required to have been disclosed pursuant to Section 3.12; and

        (d) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof prior to the Closing or in the event that any Purchased Asset or part thereof becomes, prior to the Closing, the subject of any proceeding or, to Seller's Knowledge, threatened proceeding for the taking thereof or any part


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thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

        SECTION 5.04. Post-Closing Cooperation. After the Closing, Seller shall reasonably cooperate with, and shall cause its officers, employees, agents, auditors and representatives to reasonably cooperate with, Buyer and Acquisition Subsidiary to ensure the orderly transition of the PRC Assets from Seller to Acquisition Subsidiary. Such cooperation shall include, without limitation, using reasonable efforts to provide such historical financial statements or other financial information relating to the Business and/or the PRC Assets that is reasonably necessary to prepare such historical or pro forma financial statements as are, in the opinion of Buyer's independent public accountants, required in order for Buyer to register the Stock Consideration as contemplated by the Registration Rights Agreement. Notwithstanding anything to the contrary, Seller shall in no event have any obligation to provide services of any kind to Buyer or Acquisition Subsidiary except as expressly contemplated in the Interim Services Agreement.

                                    ARTICLE 6
                               COVENANTS OF BUYER

        Buyer agrees that:

        SECTION 6.01. Confidentiality. Buyer acknowledges and agrees that all confidential documents and information concerning the Business, the PRC Assets or Seller furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the terms and conditions of that certain Mutual Nondisclosure Agreement dated as of August 17, 2001 among Buyer and Seller, as amended by that certain letter agreement dated as of October 31, 2001 between Buyer and Seller, that certain letter agreement dated as of November 15, 2001 between Buyer and Seller, and a side letter dated October 31, 2001, between Buyer and Seller (collectively, the "MUTUAL NDA").

        SECTION 6.02. Access To Information Not A Waiver; Access. (a) No investigation by Seller or other information received by Seller shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer hereunder.

        (b) On and after the Closing Date, Buyer and Acquisition Subsidiary will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by



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Seller shall not unreasonably interfere with the conduct of the business of
Buyer or Acquisition Subsidiary. Seller and its Affiliates will hold, and will use all reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the information and documents and records disclosed pursuant to this
Section 6.02(b), except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or its Affiliates or
(ii) later lawfully acquired by Seller from sources other than those related to the access provided by Buyer to Seller and their Affiliates, employees and agents under this Section 6.02(b).

        SECTION 6.03. Director Appointment. Buyer agrees to use its best efforts to duly elect Lewis Chakrin to Buyer's Board of Directors as soon as practical following the Closing.

        SECTION 6.04. Employee Cost Reimbursement. In the event that the
Closing has not occurred by January 31, 2002, Buyer agrees to reimburse Seller, in an amount not to exceed $1,025,355 per month (which cap shall be prorated for partial months), for all compensation and benefits costs actually incurred by Seller and due for the period following such date with respect to the employees set forth on Exhibit D hereto until (i) the Closing or (ii) if the Closing does not occur, the termination of this Agreement in accordance with the terms of
12.01. Such reimbursement shall be made promptly following Seller's written request therefor is delivered to Buyer.

                                    ARTICLE 7
              COVENANTS OF BUYER, ACQUISITION SUBSIDIARY AND SELLER

        Buyer, Acquisition Subsidiary and Seller agree that:

        SECTION 7.01. Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer, Acquisition Subsidiary and Seller will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under this Agreement or under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller, Buyer and Acquisition Subsidiary agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to vest in Acquisition Subsidiary good and marketable title to the Purchased Assets.



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        (b) Seller hereby constitutes and appoints, effective as of the Closing
Date, Acquisition Subsidiary and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Acquisition Subsidiary, or in the name of Seller but for the benefit of Acquisition Subsidiary, to institute and prosecute all proceedings which Acquisition Subsidiary may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets and the Intangible Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets and the Intangible Assets. Acquisition Subsidiary shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

        SECTION 7.02. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby and, except for any press releases and public statements the making of which may be required by applicable law (including the rules and regulations of the National Association of Securities Dealers, Inc. and the Nasdaq National Market System) or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

        SECTION 7.03. Trademarks; Tradenames. (a) Buyer and its Affiliates shall not use, and shall be required to remove or obscure, any Seller marks or names that include "AT&T" or "AT&T Wireless" or the like, or that otherwise indicate Seller as the source of origin of any Purchased Assets sold or otherwise disposed of by Buyer or its Affiliates after the Closing.

        SECTION 7.04. WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Transferred Employees.

                                    ARTICLE 8
                                   TAX MATTERS

        SECTION 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

        "CODE" means the Internal Revenue Code of 1986, as amended.


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

        "PRE-CLOSING TAX PERIOD" means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

        "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

        SECTION 8.02. Tax Matters. Seller hereby represents and warrants to Buyer that

               (i) Seller has timely paid, or has established in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for payment of all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien, other than Permitted Liens, on any Purchased Asset, would otherwise adversely affect the PRC Assets or would result in Buyer becoming liable or responsible therefor.

               (ii) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien, other than Permitted Liens, on any Purchased Asset, would otherwise adversely affect the PRC Assets or would result in Buyer becoming liable therefor.

        SECTION 8.03. Tax Cooperation; Allocation of Taxes. (a) Buyer and
Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the PRC Assets and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the PRC Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall have the right to take possession, at its own expense, of such books and records of the


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

other party; provided that the receiving party shall have provided written notice to the providing party within no less than one month and no more than three months prior to the end of such period; provided further that in lieu of delivering possession of such books and records, the providing party may provide a covenant to the requesting party that the providing party will not destroy such books and records without first offering to deliver them to the receiving party. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the PRC Assets.

        (b) All real property taxes, personal property taxes and similar ad valorem obligations with respect to the Purchased Assets payable in respect of the taxable period in which the Closing Date occurs (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "POST-CLOSING TAX PERIOD"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

        (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer, except that Seller shall be responsible to pay no more than $650,000 in Transfer Taxes and Buyer shall be responsible for, and indemnify Seller against, any amounts in excess thereof. Buyer and Seller shall cooperate and act in good faith to minimize Transfer Taxes, including providing each other with any appropriate exemption certifications and other similar documentation.

        (d) Apportioned Obligations and Taxes described in Section 8.03(c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(b) or
(c), as the case may be. Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(b) or (c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition for each day until paid.


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

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

        SECTION 9.01. ERISA Representations. Seller hereby represents and warrants to Buyer that:

        (a) Seller Disclosure Schedule Section 9.01(a) contains a correct and complete list identifying each material "EMPLOYEE BENEFIT PLAN", as defined in
Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, severance benefits, retirement benefits, health, or medical or other employee benefits which is maintained, administered or contributed to by Seller or any Affiliates of Seller and covers any employee or former employee of the Business. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS".

        (b) Neither Seller nor any ERISA Affiliate of Seller has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Buyer or any of its ERISA Affiliates after the Closing Date.

        (c) None of Seller, any ERISA Affiliate of Seller and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

        (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and


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

regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

        SECTION 9.02. Employees and Offers of Employment. On or prior to the Closing Date, Buyer shall offer employment to those active employees of the Business listed on Exhibit D; provided, that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. Notwithstanding the foregoing, Buyer agrees that for a period of 12 months following the Closing Date, Buyer shall provide, and cause its Affiliates to provide, any Transferred Employee who is terminated within 12 months after the Closing Date severance pay in an amount equal to that which such Transferred Employee would have received under the terms of the AT&T Wireless Severance Pay Plan in effect immediately prior to the Closing Date in the event of such termination. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES". Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

        SECTION 9.03. Seller's Employee Benefit Plan. Seller's Employee Benefit Plan. Subject to the approval of the Compensation Committee of Seller's Board of Directors, options granted to Transferred Employees under Seller's Adjustment Plan shall be fully vested as of the Closing Date. The accounts of Transferred Employees in Seller's 401(k) Plan shall be fully vested as of the Closing Date, subject to any limitation on such vesting acceleration as may be required under the Code. Seller shall pay all salary, bonus and other compensation due to Transferred Employees on or promptly after the Closing Date in accordance with the terms of the Employee Plans and applicable law.

        SECTION 9.04. Buyer Benefit Plans. Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates to the full extent credited by Seller, but only for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date. With respect to any such employee benefit plans, Buyer and its Affiliates shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods applicable to each Transferred Employee (and his or her covered spouse and dependents), and (ii) provide such Transferred Employee (and his or her covered spouse and dependants) with credit for any co-payments and deductibles paid by such Transferred Employee under any comparable Employee Plan prior to the Closing Date.


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

        SECTION 9.05. No Third Party Beneficiaries. No provision of this
Article shall create any third party beneficiary or other rights in any employee or former employee of Seller.

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

        SECTION 10.01. Conditions To Obligations Of Buyer, Acquisition Subsidiary and Seller. The obligations of Buyer, Acquisition Subsidiary and Seller to consummate the Closing are subject to the satisfaction of the following condition:

               (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

        SECTION 10.02. Conditions To Obligation Of Buyer And Acquisition Subsidiary. The obligations of each of Buyer and Acquisition Subsidiary to consummate the Closing are subject to the satisfaction of the following further conditions:

               (a) The representations and warranties of Seller set forth in this Agreement and each Ancillary Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Seller Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Seller Material Adverse Effect. Buyer shall have received a certificate to such effect on the Closing Date.

               (b) Seller shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement and each Ancillary Agreement prior to the Closing Date. Buyer shall have received a certificate to such effect on the Closing Date.

               (c) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets, the


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

        Intangible Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets or the Intangible Assets or of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets or Intangible Assets.

               (d) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets or Intangible Assets, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in clauses 10.02(c)(i) and 10.02(c)(ii) above.

               (e) Seller shall have executed and delivered such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Acquisition Subsidiary all right, title and interest in, to and under the Purchased Assets.

               (f) Seller shall have executed and delivered the License
        Agreement.

               (g) Seller shall have executed and delivered the Strategic Alliance Agreement.

               (h) Seller shall have executed and delivered the Registration Rights Agreement.

               (i) Seller shall have executed and delivered the Interim Services Agreement.

               (j) Each of the Lease Assignment and Assumption Agreement, the Landlord Estoppel Certificate and the Landlord Consent shall have been executed and delivered by the parties thereto and shall continue to be in full force and effect.

               (k) Each of the 4 persons identified on Exhibit D as a "KEY EMPLOYEE" shall have accepted an offer of employment by executing and delivering to Buyer an Employment Agreement and each such Agreement shall be in full force and effect.

               (l) Ninety percent (90%) of the persons identified on Exhibit D as "FIRST LEVEL EMPLOYEES" shall have accepted an offer of employment


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

        by executing and delivering to Buyer an Offer Letter and none of such acceptances shall have been revoked or otherwise made invalid.

               (m) Seventy-five percent (75%) of the persons identified on Exhibit D as "SECOND LEVEL EMPLOYEES" shall have accepted an offer of employment by executing and delivering to Buyer an Offer Letter and none of such acceptances shall have been revoked or otherwise made invalid.

               (n) Seller shall have received, and delivered to Acquisition Subsidiary, all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

               (o) Buyer and/or Acquisition Subsidiary shall have entered into contracts with Aetna U.S. Healthcare with respect to medical and with Preferred Administrative Services with respect to dental and vision, each reasonably acceptable to Buyer, pursuant to which medical, dental and vision coverage will be provided to each Transferred Employee.

               (p) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement and the Ancillary Agreements, all in form and substance reasonably satisfactory to Buyer.

               (q) Seller's Vice President and Chief Counsel -- Intellectual Property, shall have executed and delivered a certificate certifying, to his actual knowledge without investigation, that during the period from the date of this Agreement until Closing, Seller has not granted any license or sublicense which, if granted during the term of the Intellectual Property Agreement, would violate Seller's covenants under
        Section 2.3, 3.3 or 4.1 of the Intellectual Property Agreement.

               (r) Each of Seller and Broadcom Corporation ("BROADCOM") shall have executed and delivered a consent substantially in the form of Exhibit L attached hereto and an Assignment and Assumption Agreement in substantially the form of Exhibit M attached hereto ("BROADCOM ASSIGNMENT"); provided, however, that this condition shall be deemed not to have been satisfied only if Broadcom will not agree to enter into a Broadcom Assignment under which Broadcom releases Seller from liabilities and obligations arising prior to the effective date of such Broadcom Assignment and, prior to the Closing Date, Seller will not agree to enter into a Broadcom Assignment that releases Seller only from liabilities and obligations after the effective date thereof.


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

               (s) Each of Seller and WindRiver Systems, Inc. ("WINDRIVER") shall have executed and delivered a consent substantially in the form of Exhibit N attached hereto and an Assignment and Assumption Agreement in substantially the form of Exhibit O attached hereto ("WINDRIVER ASSIGNMENT"); provided, however, that this condition shall be deemed not to have been satisfied only if WindRiver will not agree to enter into a WindRiver Assignment under which WindRiver releases Seller from liabilities and obligations arising prior to the effective date of such WindRiver Assignment and, prior to the Closing Date, Seller will not agree to enter into a WindRiver Assignment that releases Seller only from liabilities and obligations after the effective date thereof.

        SECTION 10.03. Conditions To Obligation Of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

        (a) The representations and warranties of Buyer set forth in this Agreement and each Ancillary Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Seller shall have received a certificate to such effect on the Closing Date.

        (b) Each of Buyer and Acquisition Subsidiary shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement and each Ancillary Agreement prior to the Closing Date. Seller shall have received a certificate to such effect on the Closing Date.

        (c) Acquisition Subsidiary shall have delivered, or caused to be delivered, to Seller $16,008,570 in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

        (d) Acquisition Subsidiary shall have delivered, or caused to be delivered, to Seller duly authorized and executed stock certificates representing the Stock Consideration.

        (e) Buyer shall have amended its Rights Agreement to (i) except Seller and its Affiliates from the definition of Acquiring Person as a result of the


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

approval, execution or delivery of this Agreement or the consummation of the transactions hereunder and (ii) provide that none of Seller and its Affiliates shall become an Acquiring Person solely as a result of (a) the acquisition of shares of Buyer Common Stock by Buyer resulting in a decrease in the number of outstanding shares of Buyer Common Stock or (b) Seller's representative on the Board of Directors of Buyer receiving stock or options in their capacity as a director of Buyer.

        (f) Buyer shall have executed and delivered the Intellectual Property Agreement.

        (g) Buyer shall have executed and delivered the Strategic Alliance Agreement.

        (h) Buyer shall have executed and delivered the Registration Rights Agreement.

        (i) Buyer and Acquisition Subsidiary shall have executed and delivered the Interim Services Agreement.

        (j) Each of the Lease Assignment and Assumption Agreement and the Landlord Consent shall have been executed by the parties thereto and shall continue to be in full force and effect.

        (k) Buyer shall have received, and delivered to Seller, all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

        (l) Seller shall have received a standby letter of credit, in substantially the form required under the Lease Assignment and Assumption Agreement and reasonably acceptable to Seller and the issuing bank, for the account of Buyer in the face amount of $4,206,608 for the benefit of Seller relating to outstanding rental obligations under the Lease.

        (m) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and Acquisition Subsidiary and the authority of Buyer and Acquisition Subsidiary for this Agreement and each Ancillary Agreement, all in form and substance reasonably satisfactory to Seller.


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

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

        SECTION 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate and be of no further force and effect after the Closing, provided, that the representations and warranties set forth in Sections 3.05, 3.07, 3.09(b), 3.09(c), 3.10, 3.13, 3.14, 4.05(a), 4.05(d), 4.05(e), 4.07, 4.08, 4.09 and 4.11
shall survive the Closing until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if prior to such time, a claim for indemnification is brought in accordance with
Section 11.03 below against the party from whom such indemnity is be sought.

        SECTION 11.02. Indemnification. (a) Seller hereby indemnifies Buyer, its Affiliates and their respective directors, officers and employees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("DAMAGES") incurred or suffered by Buyer, its Affiliates or any of their respective directors, officers or employees arising out of:

               (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a "SELLER WARRANTY BREACH") of the representations made in Sections 3.05, 3.07, 3.09(b), 3.09(c), 3.10,
        3.13 or 3.14 or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

               (ii) any Excluded Liability;

regardless of whether such Damages arise as a result of strict liability of Buyer, its Affiliates or any of their respective directors, officers or employees; provided that with respect to indemnification by Seller for any Seller Warranty Breach pursuant to Section 11.02(a)(i), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to any Seller Warranty Breach (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $450,000 and (B) Seller's maximum liability for all such Seller Warranty Breaches shall not exceed $4,500,000.

        (b) Buyer and Acquisition Subsidiary jointly and severally hereby indemnify Seller, its Affiliates and their respective directors, officers and


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employees against and agrees to hold each of them harmless from any and all
Damages incurred or suffered by Seller, its Affiliates or any of their respective directors, officers or employees arising out of:

               (i) any Assumed Contract;

               (ii) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a "BUYER WARRANTY BREACH") of the representations made in Sections 4.05(a), 4.05(d), 4.05(e), 4.07, 4.08, 4.09 or 4.11 or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to the representations in Section 4.05(a), there shall not be deemed to be a Buyer Warranty Breach with respect to such Section unless the representations in that Section fail to be true in all material respects; or

               (iii) events occurring or conditions arising after the Closing Date and resulting from the ownership, operation, sale, lease or license by Buyer or its Affiliates of the PRC Assets, or the use by Buyer or its Affiliates of the Intellectual Property Rights licensed by Seller under the License Agreement (including the manufacture, sale, lease or license of any products by Buyer or its Affiliates);

regardless of whether such Damages arise as a result of strict liability of Seller, its Affiliates or any of their respective directors, officers or employees; provided that with respect to indemnification by Buyer for any Buyer Warranty Breach pursuant to Section 11.02(b)(ii), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to any Buyer Warranty Breach (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $450,000 and (B) Buyer's maximum liability for all such Buyer Warranty Breaches shall not exceed $4,500,000.

        SECTION 11.03. Procedures. (a) The party seeking indemnification under
Section 11.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding ("CLAIM") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the


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Indemnified Party relating to a Third Party Claim other than those notices and documents separately addressed to the Indemnifying Party.

        (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("THIRD PARTY CLAIM") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

        (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03,
(i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

        Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

        SECTION 11.04. Limitations. (a) EXCEPT AS SET FORTH IN ARTICLES 3, 8 AND 9 ABOVE, SELLER MAKES NO OTHER EXPRESS WARRANTIES OR MAKES ANY IMPLIED OR STATUTORY WARRANTIES OF ANY KIND REGARDING OR RELATING TO THE PURCHASED ASSETS. SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES REGARDING THE PURCHASED ASSETS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

        (b) Notwithstanding anything to the contrary in this Agreement, in no event shall any party be obligated to indemnify the other party for any indirect, special, incidental or consequential damages of any kind including, without limitation, any damages for loss of profits, loss of use, business interruption, loss of data, or cost of cover in connection with or arising out of this Agreement whether alleged as a breach of contract or tortious conduct, including negligence, even if such party has been advised of the possibility of such damages.


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

                                   ARTICLE 12
                                   TERMINATION

        SECTION 12.01. Grounds For Termination. This Agreement may be terminated at any time prior to the Closing.

        (a) by mutual written agreement of Seller and Buyer;

        (b) by either Seller or Buyer if the Closing shall not have been consummated on or before February 28, 2002, provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the transactions contemplated hereby to be consummated by such time; or

        (c) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

        The party desiring to terminate this Agreement pursuant to clauses 12.01(b)or 12.01(c) shall give notice of such termination to the other parties.

        SECTION 12.02. Effect Of Termination. If this Agreement is terminated as permitted by Section 12.01, this Agreement shall become void and of no effect and such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be liable for liquidated damages in the amount of $200,000. The Mutual NDA and the provisions of Section 6.01, Section 6.04, Section 13.03,
Section 13.05, Section 13.06 and Section 13.07 of this Agreement shall survive any termination hereof pursuant to Section 12.01.

                                   ARTICLE 13
                                  MISCELLANEOUS

        SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,


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

        if to Buyer or Acquisition Subsidiary, to:

               Netro Corporation
               3860 North First Street
               San Jose, CA 95134-1702
               Attention: Chief Financial Officer
               Fax: (408) 216-1772

        with a copy to:

               Davis Polk & Wardwell
               1600 El Camino Real
               Menlo Park, CA  94025
               Attention:  Francis S. Currie
               Fax: (650) 752-2114

        if to Seller, to:

               AT&T Wireless Services, Inc.
               7277 164th Avenue NE,
               Building 1
               Redmond, Washington  98052
               Attention: General Counsel
               Fax: (425) 702-2811

        with a copy to:

               AT&T Wireless Services, Inc.
               7277 164th Avenue NE,
               Building 1
               Redmond, Washington  98052
               Attention: Vice President and Chief Counsel - Intellectual
                          Property
               Fax: (425) 580-8333

        and a copy to:

               Perkins Coie LLP
               1201 Third Avenue, Suite 4800
               Seattle, Washington  98101
               Attention: Eric DeJong
               Fax: (206) 583-8500

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any


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

such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        SECTION 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        SECTION 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

        SECTION 13.05. Governing Law. Agreement shall be governed by and construed in accordance with the law of the State of Washington, without regard to the conflicts of law rules of such state.

        SECTION 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in a federal court located in the Western District of the State of Washington or any Washington state court located in King County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Washington, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is


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

brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

        SECTION 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        SECTION 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 13.09. Entire Agreement. The provisions of this Agreement, the Ancillary Agreements and the Mutual NDA (collectively, the "TRANSACTION AGREEMENTS") contain the entire agreement between the parties relating to the subject matters of such Transaction Agreements, and supersede all prior agreements and understandings relating to the subject matter thereof. The Transaction Agreements shall be interpreted to achieve the objectives and intent of the parties as set forth in the text and factual recitals of such Transaction Agreements. It is specifically agreed that no evidence of discussions during the negotiation of the Transaction Agreements, or drafts written or exchanged, may be used in connection with the interpretation or construction of such Transaction Agreements.

        SECTION 13.10. Bulk Sales Laws. Buyer, Acquisition Subsidiary and
Seller each hereby waive compliance by Seller with the provisions of the "BULK SALES", "BULK TRANSFER" or similar laws of any state. Subject to the allocation of Transfer Taxes set forth in Section 8.03, Seller agrees to indemnify and hold Buyer and Acquisition Subsidiary harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "BULK SALES", "BULK TRANSFER" or similar laws; provided, that Seller does not indemnify and hold Buyer and Acquisition Subsidiary harmless against any additions to tax, penalties or interest imposed on Buyer or any of its Affiliates by a Taxing Authority that would not have been imposed upon Buyer or Seller if the provisions of the "bulk sales",


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

"bulk transfer" or similar laws of such Taxing Authority's state had been complied with.

        SECTION 13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 13.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

        SECTION 13.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Western District of the State of Washington or any Washington state court located in King County, in addition to any other remedy to which they are entitled at law or in equity.



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

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        NETRO CORPORATION


                                        By: ___________________________________
                                            Name:
                                            Title:

                                        AAS, INC.


                                        By: ___________________________________
                                            Name:
                                            Title:

                                        AT&T WIRELESS SERVICES, INC.


                                        By: ___________________________________
                                            Name:
                                            Title:




                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


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

Exhibit 2. Form of Registration Rights Agreement dated January 14, 2002


                                NETRO CORPORATION

                          REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (the "AGREEMENT") is made effective as of _________, 2002 (the "EFFECTIVE DATE"), by and between Netro Corporation, a Delaware corporation (the "COMPANY"), and AT&T Wireless Services, Inc., a Delaware corporation (the "SHAREHOLDER").

                                    RECITALS

        A. The Company and Shareholder are parties to an Asset Purchase Agreement dated the date hereof (together with the exhibits and schedules thereto, the "ASSET PURCHASE AGREEMENT"), pursuant to which Shareholder shall sell or license certain tangible and intangible assets relating to the Business (as defined in the Asset Purchase Agreement) to the Company and the Company shall, among other things, issue 8,200,000 shares of its Common Stock (the "SHARES") to Shareholder.

        B. The entry into this Agreement is a condition of the Asset Purchase Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

        1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

        "AFFILIATE" means any person directly or indirectly controlling, controlled by, or under common control with, Shareholder. For the purposes of this definition, "control" when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling and controlled" have meanings correlative to the foregoing.

        "AFFILIATED HOLDER" means a Holder that has, or whose Affiliate has, a representative on the Company's Board of Directors, and such Holder's Affiliates. A Holder and such Holder's Affiliates shall cease to be an Affiliated Holder at such time as such

Holder (or such Holder's Affiliate) no longer has a representative on the Board of Directors, provided, however, that in the event such representative ceases to serve on the Company's Board of Directors during a Black-Out Period, such Holder and such Holder's Affiliates shall be deemed to be an Affiliated Holder until the termination of such Black-Out Period.

        "BLACK-OUT PERIOD" means any period during which executive officers and directors of the Company are generally prohibited from engaging in trades in the Company's securities pursuant to the Company's Insider Trading Policy.

        "COMMISSION" means the Securities and Exchange Commission.

        "COMMON STOCK" means the Company's common stock, par value $.001 per share.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "HOLDER" means the Shareholder, for so long as such person holds any Registrable Securities, or any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 10 hereof.

        "INSIDER TRADING POLICY" means the policy adopted by the Company's Board of Directors, as such may be amended from time to time, relating to transactions in the Company's securities by the Company's executive officers and directors.

        "PERMITTED WINDOW" means, with respect to an Affiliated Holder, the period during which such Affiliated Holder is permitted to sell Registrable Securities pursuant to the Registration Statement under Section 4(a) of this Agreement. Except as otherwise set forth in this Agreement, a Permitted Window shall (i) commence upon the termination of a Black-Out Period, and (ii) terminate upon the commencement of the next succeeding Black-Out Period.

        "REGISTRABLE SECURITIES" means the Shares and any shares of Common Stock of the Company issued or issuable to a Holder in respect of the Shares upon any conversion, stock split, stock dividend, recapitalization, merger or other reorganization; provided, however, that shares of Common Stock shall be treated as Registrable Securities only if and so long as such shares have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

        "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

        "REGISTRATION EXPENSES" means all expenses, except Selling Expenses, incurred by the Company in complying with Section 4 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, NASD fees and expenses and blue sky fees and expenses.

        "RESTRICTED SECURITIES" means the securities of the Company required to bear a legend as described in Section 3 hereof.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "SELLING EXPENSES" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as provided herein, all fees and disbursements of counsel for any Holder.

        2. Restrictions on Transferability. Each Holder will not sell, pledge, assign, encumber or otherwise transfer, or agree to sell, pledge, assign, encumber or otherwise transfer, directly or indirectly, any Registrable Securities, except:

               (a) to an Affiliate of Shareholder; provided that such Affiliate agrees in writing to be bound by the terms of this Agreement;

               (b) pursuant to an effective registration statement;

               (c) pursuant to Rule 144 of the General Rules and Regulations of the Securities Act;

               (d) pursuant to a tender or exchange offer made by the Company or recommended by the Company's board of directors to the Company's stockholders; or

               (e) (i) during the period beginning on the date hereof and ending on the second anniversary of this Agreement, in a transaction with the prior written consent of the Company, which consent shall not be unreasonably withheld, and (ii) after the second anniversary of this Agreement, in a transaction or series of transactions so long as (A) each transferee is not transferred more than five percent (5%) of the Company's outstanding voting securities, and after such transaction and all such transactions made pursuant to this Section 2(e) such transferee will not directly or indirectly "beneficially own" (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof) more than five percent (5%) of the Company's outstanding voting securities, (B) the transferee agrees in writing to be bound by the terms of this Agreement and (C) in the opinion of counsel satisfactory to the Company (it being agreed that Perkins Coie LLP is counsel satisfactory to the company), the transfer may be made without registration under the Securities Act.


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

        3. Restrictive Legend. Until such time as the Shares have been registered under the Securities Act or otherwise may be sold by a Holder pursuant to Rule 144(k) thereunder, each certificate representing the Shares or any other securities issued in respect of such securities upon any stock split, stock dividend, recapitalization, merger or other reorganization shall be stamped or otherwise imprinted with the following legend:

                THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SAID ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER SAID ACT.

        Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

        4. Registration on Form S-3.

               (a) Registration. It being the intent of the parties to this Agreement that the Holders of Registrable Securities be able to sell such securities pursuant to a registration statement declared effective by the Commission, the Company shall use its reasonable efforts to cause a registration statement on Form S-3, any successor form, or, if Form S-3 or any successor form is not then available to effect a registration of the Registrable Securities, on such form as is then available (collectively, a "REGISTRATION STATEMENT") covering all Registrable Securities to be filed within 30 days after the date of this Agreement and to cause such Registration Statement to become effective within 90 days after the date of this Agreement. The Company shall use its commercially reasonable efforts to keep such registration statement effective until the later of (i) the second anniversary of the date of this Agreement and (ii) the date on which Shareholder or its Affiliates no longer has a representative on the Company's Board of Directors, or such earlier date upon which no Holder holds any Registrable Securities (the "REGISTRATION TERMINATION DATE").

               (b) Limitations on Registration and Sale of Registrable Securities. Notwithstanding anything in this Agreement to the contrary, the Company's obligations and the Holders' rights under this Section 4 are subject to the limitations and qualifications set forth below, which may be waived in writing by the Company.


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

                        (i) The Company shall have no obligation to keep
                effective a registration statement hereunder following the Registration Termination Date.

                        (ii) The Affiliated Holders will sell Registrable
                Securities pursuant to a registration effected hereunder only during a Permitted Window, subject to paragraph (iii) of this
                Section 4(b); provided, however, that if the Company permits an executive officer or a director of the Company to sell Registrable Securities outside of a Permitted Window pursuant to a written trading plan established in accordance with and meeting the requirements of Rule 10b5-1(c) under the Exchange Act (a "10B5-1 PLAN"), the Company shall notify the Affiliated Holders of such occurrence and permit (A) the Affiliated Holders to effect a 10b5-1 Plan so long as such plan contains provisions reasonably acceptable to the Company and (B) the Affiliated Holders to sell Registrable Securities pursuant to such plan outside of a Permitted Window, subject to paragraph (iii) of this Section 4(b).

                        (iii) If the Company furnishes to the Holders a
                certificate signed by the President or Chief Financial Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for a Registration Statement to be effected, or a Permitted Window to be in effect, due to (A) the existence of a material development or potential material development involving the Company which the Company would be obligated to disclose in the prospectus contained in the Registration Statement, which disclosure would in the good faith judgment of the Board of Directors be premature or otherwise inadvisable or (B) the existence of other facts or circumstances as a result of which the prospectus contained or to be contained in the Registration Statement includes or would include an untrue statement of a material fact or omits or would omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or then existing, the Company may defer the filing of, or the request for effectiveness with respect to, as applicable, the Registration Statement, suspend the commencement of a Permitted Window or effect an early termination of a Permitted Window that has commenced with respect to Affiliated Holders or otherwise suspend any other Holder's right to sell Registrable Securities pursuant to the Registration Statement, as the case may be. Each Holder agrees that, immediately upon receipt of the certificate referred to above, it shall forthwith discontinue offers and sales of Registrable Securities pursuant to the Registration Statement until the earlier of (X) effectiveness of the Registration Statement, in the case of delay or deferral of the filing or effectiveness thereof, or (Y) notification to each Affiliated Holder of the commencement of another Permitted Window and to each other Holder of the lifting of the suspension of such Holder's right


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

                to dispose of Registrable Securities pursuant to the Registration Statement and delivery to such Affiliated Holder and other Holders and any underwriter of the Registrable Securities copies of a supplemented or amended prospectus (each, a "PERMITTED DELAY"). The Registration Termination Date shall be extended (I) for a period equal to the number of days that occur during a Permitted Delay and (II) for an additional period equal to the number of days that occur during a Permitted Delay on which there is no Black-Out Period in effect. The Company may elect to so defer, delay or terminate under clause (A) above only to the extent that the event referred to in clause (A) also gives rise to a Black-Out Period applicable to all of the Company's executive officers and directors under the Company's Insider Trading Policy (and the certificate furnished to the Holders so certifies); provided, however, that unless otherwise agreed to by the Company and the Holders of a majority of the Registrable Securities then outstanding no Permitted Delay shall exceed the shorter of (1) a period of one hundred twenty (120) days from the date the certificate referred to above is furnished to the Holders, (2) fifteen (15) days after the Company's public announcement of the event referred to in such certificate, or (3) immediately after the Company has notified the Holders that it has determined that the event referred to in the certificate is no longer in existence or is no longer material, which notice shall be delivered to the Holders promptly following such determination. If the Company elects to so defer, delay or terminate under clause (B) above, the Company shall use its commercially reasonable efforts to amend the Registration Statement, supplement the prospectus contained therein or take such other action as may be necessary to eliminate the situation described in clause (B) as soon as practicable, but in no event later than five (5) business days after the certificate referred to above is furnished to the Holders. Any Holder receiving any notice from the Company with respect to the matters covered by this Section 4(b)(iii) shall keep the fact and content of such notice, and the event or circumstances giving rise to such notice, confidential, except that such Holder may reveal such information to his attorney to protect his interest, provided such Holder informs such attorney that the information is confidential and may not be used for any purpose, including trading in the Company's securities.

                        (iv) At any time that the Company is obligated under
                this Agreement to permit the Holders to sell Registrable Securities pursuant to a Registration Statement, the Company may, instead of maintaining an effective Registration Statement for the benefit of the Holders, include, with the consent of such Holders, such Registrable Securities in a registration effected for the benefit of the Company and/or other selling stockholders. In the event that such registration is in connection with an underwritten offering, the Holders participating in such registration shall enter into an underwriting


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

                agreement in customary form with the managing underwriter selected by the Company, notwithstanding the provisions of
                Section 4(c).

               (c) Underwriting. At the election of the Holders representing a majority of the Registrable Securities then outstanding (the "DECIDING HOLDERS") sales of Registrable Securities under this Section 4 may be made through an underwriting managed by an underwriter selected by the Company and acceptable to Deciding Holders (the "MANAGING UNDERWRITER") provided that at the time of such sales disposition of Registrable Securities by the Holders participating in such underwritten offering is otherwise permitted pursuant to the terms of this Agreement. The Company shall, together with all Holders proposing to distribute their Registrable Securities through such underwriting, enter into an underwriting agreement in customary form with the Managing Underwriter. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company. Any Holder so withdrawing shall not sell any Registrable Securities pursuant to a registration effected under this Agreement until after the completion of such underwritten distribution. Nothing in this section shall require the Holders to select and sell any of the Shares through a Managing Underwriter.

               (d) Registration Procedures. In connection with any registration required under this Agreement, the Company shall take the actions set forth below.

                        (i) Prior to filing any registration statement,
                prospectus, amendment or supplement with the Commission in connection with any registration hereunder, the Company shall furnish to one counsel selected by the Holders of a majority of the Registrable Securities copies of such documents.

                        (ii) The Company shall notify each Holder of any stop
                order issued or threatened by the Commission and will take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                        (iii) The Company shall comply with the provisions of
                the Securities Act with respect to the disposition of all Registrable Securities covered by a registration statement filed pursuant to this Agreement in accordance with the intended methods of disposition by the Holders as set forth in such registration statement.

                        (iv) The Company shall furnish to each Holder and each
                underwriter, if any, of Registrable Securities covered by a registration statement filed pursuant to this Agreement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such registration


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

                statement (including each preliminary prospectus), and such other documents as a selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

                        (v) The Company shall use its best efforts to register
                or qualify the Registrable Securities under the securities or "blue sky" laws of each State of the United States of America as any of the Holders or underwriters, if any, of the Registrable Securities covered by a registration statement filed hereunder reasonably requests, and shall do any and all other acts and things which may be reasonably necessary or advisable to enable each selling Holder and each underwriter, if any, to consummate the disposition in such States of the Registrable Securities owned by such selling Holders; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

                        (vi) The Company shall promptly notify each Holder
                entitled to sell Registrable Securities pursuant to a registration statement filed pursuant to this Agreement of the happening of any event which comes to the Company's attention if, as a result of such event, the prospectus included in the registration statement filed under this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall promptly prepare and furnish to each Holder and file with the Commission (in the case of any event of the kind described in Section 4(b)(iii), no later than the expiration of the applicable period referred to therein) a supplement or amendment to such prospectus so that such prospectus will no longer contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder agrees that, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the most recent prospectus covering Registrable Securities at the time of receipt of such notice.

                        (vii) The Company shall take all such other reasonable
                and customary actions as each Holder or the underwriters, if any, may reasonably request in order to expedite or facilitate the disposition of the Registrable Securities in accordance with the terms of this Agreement.

                        (viii) The Company shall make available for inspection
                by the Holders, any underwriter participating in any disposition pursuant to a registration statement filed under this Agreement, and any attorney,


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                accountant or other agent retained by such Holders or
                underwriters, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, as such person may reasonably request for the purpose of confirming that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Company obtains reasonably satisfactory assurances that such information will be used solely for such purpose and will be held in confidence (except to the extent that it is included in the registration statement). The Company shall cause the officers, directors and employees of the Company and each of its subsidiaries to supply such information and respond to such inquiries as any Holder or underwriter may reasonably request or make for the purpose of confirming that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Company obtains reasonably satisfactory assurances that such information will be used solely for such purpose and will be held in confidence (except to the extent that it is included in the registration statement).

                        (ix) The Company may require each Holder promptly to
                furnish in writing to the Company such information regarding such Holder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration

                        (x) The Company shall notify each Affiliated Holder of
                the commencement or termination of a Permitted Window no later than the time the Company notifies its executive officers and directors of the termination or commencement of the corresponding Black-Out Period; provided, however, that the Company need not notify an Affiliated Holder of the termination or commencement of any regularly scheduled Black-Out Periods relating to the closing of the Company's fiscal quarters, which periods commence on the first day of the last month of each fiscal quarter and terminate at the end of the second full trading day after the Company publicly announces its results for such quarter.

                (e) The Company represents and warrants that, as of the date hereof, (i) it meets the requirements for the use of Form S-3 for registration of the offer and sale of the Registrable Securities by the Holders and (ii) the Company is not aware of any event or circumstance that would give the Company the right to defer or delay filing of the Registration Statement pursuant to Section 4(b)(iii) hereof.


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               5. Other Registration Rights. The Holders acknowledge that certain other stockholders of the Company may now or hereafter have registration rights, and that such other stockholders may be entitled to sell their securities at the same time, or pursuant to the same registration and underwriting, as the Holders hereunder.

               6. Expenses of Registration. All Registration Expenses incurred in connection with the Company's obligations hereunder shall be borne by the Company. All Selling Expenses relating to securities proposed to be registered hereunder shall be borne by the Holders of such securities pro rata on the basis of the number of shares proposed to be sold by each of them during the applicable Permitted Window; provided, however, that the Company shall pay for the fees of one counsel to the Shareholder in an amount not to exceed $10,000.

               7. Indemnification.

               (a) The Company will indemnify each Holder, each of its officers and directors, and each person controlling such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to which registration relating to such Holder's Registrable Securities has been effected pursuant to this Agreement, against all claims, losses, damages or liabilities (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendment or supplement thereto) or any preliminary prospectus incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as any such claim, loss, damage or liability arises out of or is based on any information relating to such Holder or the plan of distribution furnished to the Company in writing by such Holder or controlling person, and stated to be specifically for use therein; provided that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus, such indemnity agreement shall not inure to the benefit of any person, if a copy of the final prospectus or an amended or supplemental prospectus, as applicable, was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the final prospectus or the amended or supplemented prospectus, as applicable, would have cured the defect giving rise to the loss, liability, claim or damage. In no event, however, shall the Company have any indemnification obligation to the extent that the claims, losses, damages or liabilities as to which indemnification is sought are in connection with an offer or sale made by a person other than the Company in violation of the terms of this Agreement (a "VIOLATION").


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               (b) Each Holder will, if Registrable Securities held by such
        Holder are included in the securities as to which a registration hereunder is effected, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of
        Section 15 of the Securities Act or Section 20 of the Exchange Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) a Violation by such Holder or (ii) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of clause (ii) above, only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder. Notwithstanding the foregoing, the liability of each Holder under this subsection 7(b) shall be limited in an amount equal to the public offering price of the shares sold by such Holder, unless such liability arises out of or is based on a Violation or willful misconduct by such Holder.

               (c) Each party entitled to indemnification under this Section 7 (the "INDEMNIFIED PARTY") shall give written notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses available to the Indemnified Party and the Indemnifying Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to


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        such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (d) If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, Shareholder and any underwriters from the offering of the securities, or
        (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, Shareholder and any underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, Shareholder and any underwriter shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of the Company and Shareholder and the total underwriting discounts and commissions received by such underwriter, in each case as set forth in the table on the cover of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of the Company, Shareholder and any underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               The Company and Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

               8. Information by Holder. Each Holder of Registrable Securities included in any registration hereunder shall furnish to the Company such information regarding such Holder, the Registrable Securities held such Holder and the


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        distribution proposed by such Holder as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.

                9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use reasonable efforts, at any time after the second anniversary of the Effective Date, to:

                (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the General Rules and Regulations of the Securities Act; and

                (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

                10. Transfer of Registration Rights. If the Shareholder transfers Registrable Securities to an Affiliate as permitted by Section 2(a) hereof or any other person permitted pursuant to Section 2(e) hereof, the rights to cause the Company to register such Registrable Securities granted to the Shareholder under Section 4 may be assigned by the Shareholder to such transferee, provided that (i) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement, (ii) such transferee acquires at least 1,000,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, stock combinations and the like), (iii) written notice of such transfer of Registrable Securities and registration rights to such transferee is promptly given to the Company and (iv) such transferee agrees in writing to be bound by the provisions of this Agreement. In the event of a transfer of registration rights in accordance with this Section 10, the Company shall, upon written request from the transferee, prepare and file with the Commission, and provide such transferee a reasonable number of copies of, a prospectus supplement which names such transferee as a selling stockholder.

                11. Amendment. Except as otherwise provided above, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders of a majority of the Registrable Securities remaining at the time such amendment or waiver is made, provided such amendment or waiver affects all Holders uniformly.

                12. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington, without regard to conflict of laws provisions.

                13. Entire Agreement. This Agreement constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, all other agreements


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        regarding the registration rights of the Shareholder shall hereby expire. The provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

                14. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

               (a)    if to Shareholder, to:

                      AT&T Wireless Services, Inc.

                      7277 164th Avenue NE

                      Building 1

                      Redmond, WA 98052

                      Fax:   (425) 580-8333

                      Attn:  General Counsel

        or at such other address as the Shareholder shall have furnished to the Company, with a copy to:

                      AT&T Wireless Services, Inc.

                      7277 164th Avenue NE

                      Building 1

                      Redmond, WA 98052

                      Fax:   (425) 702-2811

                      Attn:  Vice President and Chief Counsel-Intellectual
                             Property

               (b)    if to the Company, to:


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                      Netro Corporation

                      3850 North First Street

                      San Jose, California 95134

                      Fax:   (408) 216-1555

                      Attn:  Chief Financial Officer

        or at such other address as the Company shall have furnished to the Holders, with a copy to:

                      Davis Polk & Wardwell

                      1600 El Camino Real

                      Menlo Park, CA 94025

                      Attn:  Francis S. Currie, Esq.

                      Fax:   (650) 752-2111



                (c) if to any other Holder, at such address as such Holder shall have furnished to the Company.

                Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by facsimile or e-mail transmission, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

                15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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                IN WITNESS WHEREOF, the parties hereto have executed this
        Agreement as of the date first written above.

                                           NETRO CORPORATION





                                           By:

                                           Title:





                                           AT&T WIRELESS SERVICES, INC.




                                           By:

                                           Title:





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                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]






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